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                                                                   Exhibit 10.32

                    SEPARATION AGREEMENT AND GENERAL RELEASE


                  This Separation Agreement and General Release ("Agreement") is made as of April 21, 2005, between Enzon Pharmaceuticals, Inc., a Delaware corporation, with offices in Bridgewater, New Jersey (the "Company" or "Enzon"), and Kenneth J. Zuerblis ("Executive"), a resident of New Jersey.

                                   BACKGROUND

                  A. Executive is an Enzon employee who is voluntarily resigning from his employment with Enzon;

                  B. Enzon desires to recognize Executive's material contributions during his employment; and

                  C. Executive and Enzon have been party to an employment agreement dated as of June 14, 2004 (the "Employment Agreement");

                  D. Executive and Enzon wish to set forth the compensation payable to Executive upon the termination of his employment as the Company's Executive Vice President, Finance and Chief Financial Officer; and

                  E. Executive and Enzon desire to resolve any potential claims or disputes arising from Executive's employment with Enzon or his voluntary resignation from employment or the Employment Agreement.

                                      TERMS

                  In consideration of the mutual covenants and undertakings contained herein, Executive and Enzon agree as follows:

                  1. Executive hereby resigns from his employment with Enzon, effective April 21, 2005 (the "Separation Date").

                  2. Enzon agrees to pay the Executive a cash payment of $320,000, which is equal to the Executive's annual base salary as of the Separation Date, and such payment shall be made in a lump sum within 10 business days after the end of the Rescission Period (as defined is Paragraph 19 below) without revocation by Executive.

                  3. Enzon agrees to pay the Executive a cash payment of $160,000, which is equal to Executive's Target Bonus (as defined in the Employment Agreement) and such payment shall be made in a lump sum within 10 business days after the end of the Rescission Period without revocation by Executive;

                  4. Enzon agrees to pay the Executive a cash payment of $133,333, which is equal to the pro rata amount of the Target Bonus for the fiscal year ending June 30, 2005, and such payment shall be made in a lump sum within 10 business days after the end of the Rescission Period without revocation by Executive.

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                  5. Enzon shall reimburse the Executive for the total
applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as "COBRA") for Executive and his spouse and/or dependents ("Family Members") for a period of up to eighteen (18) months commencing on the Separation Date and will reimburse Executive an amount equal to cost of maintaining a comparable level of medical and dental coverage during the eighteen (18) month period following such initial eighteen (18) month period after the Separation Date; provided, that the Company shall have no obligation to reimburse Executive for the premium cost of COBRA or comparable coverage as of the date Executive and his Family Members become eligible to obtain comparable benefits from a subsequent employer.

                  6. All options to acquire shares in the Company held by the Executive as of the Separation Date shall vest and shall remain exercisable after such date in accordance with the terms of the relevant plans and granting instruments (to the extent any provision of this agreement conflicts with any provision of any stock option plan or agreement between the Company and Executive, the provision hereof shall take precedence). Notwithstanding, anything to the contrary in this Agreement, the following options held by Executive shall remain exercisable until the date which is eighteen months after the Separation Date: (i) option granted December 2, 1997 to acquire 5000 shares at $6.00 per share; (ii) option granted July 21, 1998 to acquire 70,000 shares at $6.50 per share; (iii) option granted February 16, 2004 to acquire 50,000 shares at $14.15 per share; (iv) option granted March 26, 2004 to acquire 50,000 shares at $15.13 per share; and (v) options granted June 14, 2004 to acquire 25,000 shares at $12.27 per share. In addition, 27,500 shares of restricted stock granted to Executive June 14, 2004 shall vest upon execution of this Agreement.

                  7. The Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to the Executive's termination. Any such amounts shall be paid in accordance with the provisions of the relevant plans. The Company shall pay or reimburse Executive for all reasonable and necessary out-of pocket expenses incurred by him in the performance of his duties through the date of this Agreement, subject to the Company's normal policies for expense verification.

                  8. In consideration of the benefits accruing to Executive under this Agreement, including the extended period of time to exercise certain options, Executive agrees to consult with the Company through April 20, 2006, to assist the Company and its auditors with, among other things, required filings and certifications, such consultation to be under the direction of the Company's Chief Executive Officer, and to involve a reasonable amount of time as required for the services requested. Executive represents that to the best of his knowledge there is no material weakness with respect to Enzon's internal controls over financial reporting or recordkeeping practices or procedures. The Company shall pay or reimburse Executive for all reasonable and necessary out-of -pocket expenses incurred by him in the performance of his consulting duties under this Paragraph 8, subject to the Company's normal policies for expense verification.


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                  9. Executive's eligibility for any other Enzon benefits of any kind will end effective as of the Separation Date.

                  10. Executive agrees that no additional compensation or benefits of any kind shall be paid to him, and the compensation and benefits provided to him under this Agreement shall be in full payment and satisfaction of any and all financial obligations due to him from Enzon under the Employment Agreement or otherwise. For purposes of clarity, this Paragraph 10 shall have no effect on Executive's rights that have accrued under the Company's Executive Deferred Compensation Plan. Executive shall be entitled to realize such rights in accordance with the terms of such plan and his past elections thereunder.

                  11. It is understood and agreed that, by this Agreement, Executive and Enzon intend to settle any and all claims which Executive or Enzon has or may have against the other arising out of or resulting from Executive's employment at Enzon and his resignation from such employment or the Employment Agreement. Accordingly, in exchange for the benefits provided to Executive by this Agreement, Executive, for himself, his heirs, successors and assigns (the "Executive Releasees"), hereby voluntarily discharges and releases Enzon and its affiliates, parent and subsidiary companies, and their respective officers, directors, employees, agents, representatives, successors and assigns (the "Enzon Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Executive ever had, now has or hereafter may have against each or any of the Enzon Releasees by reason of any matter or event whatsoever occurring prior to the date of this Agreement, including but not limited to any claims arising out of or resulting from Executive's employment at Enzon or his separation from such employment or the Employment Agreement. The release of claims specifically includes, but is not limited to, claims arising under or based upon, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the Fair Labor Standards Act, the New Jersey Wage and Hour Act, and/or any other state, federal, or municipal employment discrimination statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, family or marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to breach of implied or express employment contracts, including without limitation the Employment Agreement, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, fraud, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, including claims for attorneys' fees, arising out of or related to Executive's employment at Enzon or his resignation from such employment or the Employment Agreement or any other occurrence from the beginning of time to the date of this Agreement. This release excludes claims arising after the Separation Date or the date this Agreement is fully executed, whichever is later. Enzon, for itself and the Enzon Releasees, hereby voluntarily discharges and releases Executive and the Executive Releasees from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Enzon ever had, now has or hereafter may have against Executive and each or any of the Executive Releasees by reason of any matter whatsoever arising out of or resulting from Executive's employment at Enzon or his separation from such employment or those portions of the Employment Agreement.


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                  12. Each party agrees to reasonably cooperate with the other with respect to transition matters. With respect to Executive, in addition to consulting as provided in paragraph 8 above, this will include but not be limited to: (a) responding to reasonable telephonic inquiries from Enzon management concerning the transition of matters that Executive worked on during his employ and (b) promptly notifying within a reasonable time Enzon's general counsel, or his/her successor or designee, if Executive receives any legal notices, subpoenaes or requests for information from any person or entity, other than a representative of Enzon, concerning matters which arose during the period of his employment with Enzon.

                  13. Each party agrees not to directly or indirectly make any disparaging, untrue, or defamatory statements or communications (regardless of medium) about the other. In the case of the Company, the preceding sentence shall be limited to those statements properly made on behalf of the Company and to those statements made directly or indirectly by any of its directors or executive officers. In the event of a violation of this Paragraph 13, the non-violating party may seek injunctive relief in addition to other damages.

                  14. Both parties agree that they will keep the specific terms of this Agreement strictly confidential with the sole exceptions of Executive's spouse, either party's attorney(s) or tax advisor(s), Enzon's independent auditors (all of whom agree to keep the terms confidential), or as may be required by law including disclosure requirements under applicable securities laws or as necessary in any legal proceeding to enforce or prosecute a party's rights.

                  15. Except as provided in this Paragraph 15, the Employment Agreement is terminated and of no further force and effect as of the date of this Agreement. Notwithstanding the preceding sentence and anything contrary in this Agreement, the following sections of the Employment Agreement shall survive in accordance with their terms, as such sections may be amended by the terms of this Agreement: Sections 5, 6, 7 and 8. The Noncompete Period as described in
Section 5(a) of the Employment Agreement with respect to any activity covered by clause (y) or (z) in section 5(a)(ii) of the Employment Agreement, will end on April 20, 2006, and with respect to any activity covered by clause (z) in such
Section 5(a)(ii)), the Noncompete Period will end on April 20, 2007. Enzon acknowledges and agrees that the Indemnity Agreement between Enzon and Executive shall remain in full force and effect according to its terms.

                  16. Executive agrees that, no later than May 15, 2005, he shall deliver to Enzon all books, records, notes, documents and other written or computer generated materials of any nature whatsoever relating to Enzon's business and any other Enzon property in his possession or within his control (e.g., credit cards, equipment, office keys). Executive agrees that he shall not keep in his possession or control any of Enzon's property of any kind.


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                  17. Both parties acknowledge and represent that they fully understand this Agreement, that they have had adequate and reasonable opportunity to review the Agreement, that they were advised to consult with independent counsel of their choice before signing it, and that they are signing it voluntarily.

                  18. Executive acknowledges that the terms of this Agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement.

                  19. Executive further acknowledges and agrees that he may cancel or revoke this Agreement within seven (7) days after signing it (the "Rescission Period"). To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail prior to the end of the Rescission Period to Mr. Paul S. Davit at Enzon. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked prior to the end of the Rescission Period ; (b) properly addressed to Mr. Paul S. Davit, Enzon Pharmaceuticals, Inc., 685 Route 202/206, Bridgewater, New Jersey 08807; and (c) sent by certified mail, return receipt requested. Executive acknowledges and agrees that if he exercises his right of cancellation or revocation, Enzon shall be relieved of all obligations undertaken in this Agreement, including, without limitation, any payments hereunder.

                  20. The terms and conditions of this Agreement may not be altered, amended or modified except by a writing duly executed by both Executive and Enzon.

                  21. Except as otherwise stated herein, this Agreement contains the entire understanding between Executive and Enzon with respect to the termination of Executive's employment at Enzon. There are no covenants, representations or undertakings with respect to such termination other than those expressly set forth or referenced in this Agreement.

                  22. If any portion of this Agreement is found by a court of competent jurisdiction to be void and unenforceable, such portions shall be deemed to be severable from the Agreement and shall have no effect on the remaining sections of this Agreement.

                  23. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to its choice of law or conflicts of law rules. In the event of any proceedings arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs.

                  24. This Agreement has been reviewed and negotiated by both Executive and Enzon, and no provision of this Agreement shall be construed against either party on the ground that such party was the drafter of that provision or the Agreement.

                  25. This Agreement shall be binding upon Executive and Enzon upon its execution by them and shall inure to the benefit of their respective heirs, successors and permitted assigns.


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                  IN WITNESS WHEREOF, the parties have duly executed this
Separation Agreement and General Release or caused it to be executed by duly authorized representatives as of the dates set forth below.

ENZON PHARMACEUTICALS, INC.



By: /s/ Paul Davit                          /s/ Kenneth J. Zuerblis
    ------------------------------        -----------------------------------
     Name:                                  Kenneth J. Zuerblis

Title: EVP, Human Resources
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Date: 4/26/05                            Date: 4/27/05
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